Exhibit 4.14

 SCHEDULE OF DOCUMENTS SIMILAR TO EXHIBIT 4.13 THAT HAVE BEEN OMITTED FROM THIS
  ANNUAL REPORT ON FORM 10-K (WITH AN EXPLANATION OF MATERIAL DETAILS IN WHICH
                SUCH OMITTED DOCUMENTS DIFFER FROM EXHIBIT 4.13).

     On October 26, 2007, Cavit Sciences, Inc. issued a series of Class H warrants to purchase Cavit common stock to four of its original investors in consideration for said four investors forever waiving their anti-dilution rights with respect to future issuances of Cavit common stock. Cavit has elected to omit from its exhibits to this Annual Report actual copies of some of warrants due to the voluminous and redundant nature of such additional warrants.

     While the majority of the language, terms and conditions of the various warrants are identical, the warrants differ in four areas: (i) name of warrant holders; (ii) number of shares of common stock covered by the warrants; (iii) exercise price of the warrants and (iv) term of the warrants.

The following table explains the differences in the omitted warrants from the warrant attached to this Annual Report as Exhibit 4.13:

                              Number of
Name of Holder              Shares Covered     Exercise Price       Term
--------------              --------------     --------------       ----

Raymond Bazley                 100,000             $ .55        Sixty months
Cortland Fund, LLC             100,000             $ .55
Margaret Smyth                 100,000             $ .55        Sixty months
Robert Hennen                   13,334             $ .55        Sixty months